Exhibit 99.1

CyberOptics Reports First Quarter Operating Results

Receives additional $2.0 million order for Memory Inspection Systems

Minneapolis, MN—April 23, 2015—CyberOptics Corporation (Nasdaq: CYBE) today reported operating results for the first quarter of 2015 ended March 31.

•	Revenues totaled $9.5 million, down modestly from $9.8 million in the first quarter of 2014.

•	The operating loss came to $826,000, compared to the operating loss of $722,000 in the year-earlier quarter.

•	CyberOptics reported a net loss of $781,000 or $0.12 per share, virtually unchanged from the net loss of $809,000 or $0.12 per share in the first quarter of 2014.

CyberOptics first quarter results, which were consistent with our previously announced forecast for this period, were affected by soft sales of traditional SMT inspection systems, which declined 33% year-over-year, due we believe to customers waiting for the availability of our new 3D AOI system, the SQ3000. Sales of SMT sensors increased 7% from last year’s first quarter, while sales of semiconductor products, principally the WaferSense/ReticleSense product lines, were up a strong 18% from last year’s first quarter as these products continue gaining traction in the semiconductor market. LDI’s sales were up significantly year-over-year due to the timing of its late March 2014 acquisition.

Dr. Subodh Kulkarni, president and chief executive officer, commented: “We are confident of achieving steadily improving results over the balance of the year. In addition to the $1.5 million in backlog that we had at the end of the first quarter for our new memory module inspection system, the MX600, we received an additional $2 million order in April, which boosts our backlog of this product to approximately $3.5 million. During the second quarter, we expect to book the initial revenues of our 3D AOI inspection system, the SQ3000. We are forecasting the first sales of our 3D-equipped CyberGage Scanning System in this year’s second half. Customer interest in this product is high making us believe CyberGage could be a significant contributor to our long term growth. Moreover, we anticipate the continuation of solid sales growth of our WaferSense/ReticleSense products in the semiconductor arena due to ongoing investments in new products and marketing initiatives.”

Kulkarni said: “In the second quarter, we expect to complete all remaining engineering on our new SQ3000 AOI system, which is based upon our breakthrough 3D Multi-Reflection Suppression (MRS) sensor technology. Interest in our 3D MRS technology is high, and we believe that SQ3000 sales should ramp up over the balance of the year. 3D AOI is a $60 million market growing at an approximate 40% compound annual growth rate. We believe the differentation enabled by our MRS technology will allow us to gain a growing share of the 3D AOI market over the long term. In addition, sales of MRS-enabled 3D sensors to KLA-Tencor, under our previously announced long-term supply agreement, are expected to increase steadily during the year as KLA has transitioned from beta to full production.”

He continued: “The additional $2.0 million order for our new MX600 system from one of the world’s top four memory manufacturers further validates the value proposition of this new product. This customer will use the MX600 to inspect memory modules at the end of the production line after singulation. Revenue recognition from the sale of our first MX600 to this customer will now be realized in the second quarter. Revenues from the balance of these MX600 orders will be recognized in this year’s second half. We also are encouraged by the strongly growing sales of our high-margin WaferSense/ReticleSense product lines, which rose to 18% of CyberOptics’ consolidated first quarter sales.”

Kulkarni added: “We entered this year’s second quarter with an order backlog of $6.8 million, up 15% from $5.9 million at the beginning of 2015. Approximately 32% of our backlog at March 31 was comprised of MRS-related and MX products. This growing backlog, together with the interest we have generated from beta site partners and potential customers to whom we have demonstrated our MRS-based products, causes us to forecast significant sales and bottom line improvements in the second quarter on a sequential basis and profitability for the rest of 2015. Accordingly, despite the first quarter results, we are reiterating our previously reported guidance for at least 10% sales growth and at least break-even operating results for 2015.”

About CyberOptics

CyberOptics Corporation (www.cyberoptics.com) is a leading global developer and manufacturer of high precision sensing technology solutions. CyberOptics’ sensors are used in general purpose metrology and 3D scanning, surface mount technology (SMT) and semiconductor markets to significantly improve yields and productivity. By leveraging its leading edge technologies, the company has strategically established itself as a global leader in high precision 3D sensors, allowing CyberOptics to further increase its penetration of key vertical segments. Headquartered in Minneapolis, Minnesota, CyberOptics conducts worldwide operations through its facilities in North America, Asia and Europe.

Statements regarding the Company’s anticipated performance are forward-looking and therefore involve risks and uncertainties, including but not limited to: market conditions in the global SMT and semiconductor capital equipment industries; increasing price competition and price pressure on our product sales, particularly our SMT systems; the level of orders from our OEM customers; the availability of parts required to meet customer orders; unanticipated product development challenges; the effect of world events on our sales, the majority of which are from foreign customers; rapid changes in technology in the electronics markets; product introductions and pricing by our competitors; the success of our 3D technology initiatives; expectations regarding LDI and its impact on our operations; integration risks associated with LDI; forecasts for significant sales and bottom line improvements in the second quarter on a sequential basis and profitability for the rest of 2015 and at least 10% growth in sales and at least break-even operating results for 2015 and other factors set forth in the Company’s filings with the Securities and Exchange Commission.

# # #

For additional information, contact:

Jeffrey A. Bertelsen, Chief Financial Officer

763/542-5000

Richard G. Cinquina

Equity Market Partners

904/415-1415

First Quarter Conference Call and Replay

CyberOptics will review its first quarter operating results in a conference call at 4:30 PM Eastern today. Investors can access this call toll-free at 888-430-8691 prior to the start of the call by providing the conference ID: 5301529. Investors also can listen to a live webcast through the investor relations section of the CyberOptics website, www.cyberoptics.com. The webcast will be archived for 30 days. A replay of the first quarter conference call will be available one hour after the call toll free at 888-203-1112 with the 5301529 access code.

CyberOptics Corporation

Consolidated Statements of Operations (Unaudited)

(In thousands, except per share amounts)	Three Months Ended March 31,
	2015	2014
Revenue	$9,545	$9,835
Cost of revenue	4,984	5,267
Gross margin	4,561	4,568
Research and development expenses	1,989	2,007
Selling, general and administrative expenses	3,381	3,279
Amortization of intangibles	17	4
Loss from operations	(826)	(722)
Interest income and other	65	(46)
Loss before income taxes	(761)	(768)
Provision for income taxes	20	41
Net loss	$(781)	$(809)
Net loss per share - Basic	$(0.12)	$(0.12)
Net loss per share - Diluted	$(0.12)	$(0.12)
Weighted average shares outstanding - Basic	6,676	6,507
Weighted average shares outstanding - Diluted	6,676	6,507

Condensed Consolidated Balance Sheets
	March 31, 2015	Dec. 31, 2014
	(Unaudited)
Assets
Cash and cash equivalents	$3,452	$5,171
Marketable securities	5,307	5,285
Accounts receivable, net	8,111	7,945
Inventories	12,659	11,657
Other current assets	1,101	1,202
Deferred tax assets	82	82
Total current assets	30,712	31,342

Marketable securities	9,631	9,889
Intangible and other assets, net	1,981	2,008
Fixed assets, net	2,723	2,918
Other assets	183	188
Deferred tax assets	57	67
Total assets	$45,287	$46,412

Liabilities and Stockholders' Equity
Accounts payable	$4,760	$4,713
Accrued expenses	3,379	3,691
Total current liabilities	8,139	8,404

Other liabilities	527	570
Total liabilities	8,666	8,974

Total stockholders' equity	36,621	37,438
Total liabilities and stockholders' equity	$45,287	$46,412

Backlog Schedule:
2nd Quarter 2015		$4,628
3rd Quarter 2015 and beyond		2,176
Total backlog		$6,804